Exhibit 99.1

FOR IMMEDIATE RELEASE:

Optio Software Announces Fourth Quarter
and Annual Fiscal 2007 Results

Fiscal 2007 Marks Optio’s Fourth Consecutive Year of Profitability

ALPHARETTA, Ga. — April 4, 2007 — Optio® Software (OTCBB:OPTO.OB), a leading provider of software solutions dedicated to automating, managing and improving the entire lifecycle of document-intensive processes, today reported financial results for the fourth quarter and for the fiscal year ended Jan. 31, 2007.

“Fiscal 2007 was a year of transition and product expansion for Optio Software,” said Wayne Cape, Optio’s chairman, president and chief executive officer. “We have invested much of our time and resources toward the development of new technology that will enable our customers to improve the complete lifecycle of document-intensive processes.  In the enterprise division we unveiled our next-generation BPM Solution Suite, ProCentraTM, and released our new document design and automation solution, Optio Design CenterTM and Optio Document ServerTM,” said Cape.  “In the Healthcare division, we increased the breadth and scope of our electronic health record (EHR) solution suite with two new QuickRecord® modules, Deficiency Management and QuickTabletTM.  In addition to new product development, Optio recruited new senior executives to oversee sales and services for both the enterprise and healthcare divisions, which we believe will ultimately result in increased revenues and customer satisfaction in the months and years ahead,” explained Cape.

Revenue and Cost of Revenue

Total revenue for the fourth quarter of 2007 declined to $7.5 million from $8.2 million in the prior fiscal year quarter.

Software license revenues declined to $2.0 million in the three months ended Jan. 31, 2007, compared to $3.1 million in the three months ended Jan. 31, 2006.

Optio’s subscription licensing contracts contributed $641,000 to fourth-quarter revenues, compared to $588,000 in the prior year’s same quarter.

Optio’s services and maintenance revenue increased to $4.9 million in the three months ended Jan. 31, 2007, from $4.5 million in the three months ended Jan. 31, 2006.

For the fourth quarter, total cost of revenue increased by 5% to $2.0 million from $1.9 million reported during the same quarter in the prior fiscal year.

Total revenue for fiscal 2007 was $28.7 million, compared to $29.6 million in fiscal 2006.

Total cost of revenue for fiscal 2007 was $7.5 million, up from $7.2 million in the prior fiscal year.

Operating Expenses

Total operating expenses were $5.9 million for the three months ended Jan. 31, 2007, up from $5.7 million in the same quarter of fiscal year 2006. Operating expenses for fiscal 2007 decreased 2% to $21.2 million from $21.7 million in fiscal 2006.

Net Income (Loss)

Net loss for the fourth quarter of fiscal 2007 was $303,000 and diluted earnings per share (EPS) were $(0.01), compared to the net income of $738,000 and diluted EPS of $0.03 in the prior-year’s quarter.  For fiscal 2007, net income was $282,000, or $0.01 diluted EPS, a decline from net income of $898,000 and diluted EPS of $0.04 in fiscal 2006.

“2007 is Optio’s fourth consecutive year of profitability, despite our net loss for this quarter,” said Cape.  “Optio also realized a decrease in days’ sales outstanding, as well as an increase in services and maintenance revenue.  We continue to invest additional funds in research and development,” added Cape.  “We believe these accomplishments reflect our commitment to providing customers with leading-edge technology that reduces costs, while improving the way they do business.”

Highlights and Business Metrics

•                  During the fourth quarter, Optio closed several significant contracts in both the enterprise and healthcare divisions, which include many existing customers.  Among them are Avery Dennison Corporation and Resurrection Healthcare.  Avery Dennison purchased Optio’s newly introduced document design and automation solutions, Design Center and Document Server. Resurrection Healthcare purchased Optio’s MedEx® Suite. Optio also secured a new contract for its Print Manager solution, which will extend the SAP investment of the world’s leading manufacturer of aerospace technology.

•                  Optio won several subscription contracts during the fourth quarter of fiscal 2007, which will contribute over $900,000 in future subscription revenue.

•                  The overall financial condition of the company remains strong, with approximately $11.9 million in cash and investments as of Jan. 31, 2007, compared to $8.0 million as of January 31, 2006.

•                  Optio had no outstanding balance on its line of credit as of Jan. 31, 2007.

•                  Days’ sales outstanding declined to 44 from 46 in the prior fiscal quarter.

About Optio Software, Inc.

Optio Software, with 25 years of experience and more than 5,000 clients, worldwide, provides software solutions dedicated to automating, managing and controlling the entire lifecycle of document-intensive processes, while extending the value of their Enterprise Resource Planning (ERP) and Hospital Information Systems (HIS) applications. More than 5,000 organizations rely on Optio Software for innovative business process improvement solutions that allow them to reduce transactional activities and focus on core responsibilities. Headquartered in Alpharetta, Ga., Optio Software maintains European, Middle Eastern and African headquarters in Paris, France and sales offices in the United States, Germany, the United Kingdom and the Netherlands. For more information about Optio Software or to contact a local Optio sales consultant, reach us at 770.576.3500 or visit our website at www.optio.com.

Forward Looking Statements

This press release includes statements and other matters that could be considered to be forward-looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. Optio’s actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to: risks associated with Optio’s reliance on strategic marketing and reseller relationships; the collectibility of Optio’s accounts receivable; fluctuations in operating results because of acquisitions or dispositions; failure to integrate new products and newly acquired companies; diversion of management resources relating to acquisitions; reduction in cash reserves relating to acquisitions or the share repurchase program; challenges relating to acquisitions and the possibility that this may cause Optio to no longer be profitable; the negative effect on Optio’s earnings relating to the amortization or potential write-down of acquired assets or goodwill; failure to retain business relationships with existing customers of acquisitions; changes in competition; changes in economic conditions in the U.S. and in other countries in which Optio currently does business (both general and relative to the technology industry); delays or inability to develop new or unique software; market acceptance of new products; the failure of new products to operate as anticipated; expectation of achieving and sustaining operating profits and earnings, including the timing of such cash flow and company performance; disputes regarding Optio’s intellectual property; risks relating to the delisting of our stock; possible adverse results of pending or future litigation; or risks associated with Optio’s international operations. These and additional factors are set forth in Item 1.A. “Risk Factors,” included in Optio’s most recent Annual Report on Form 10-K. You should carefully review these risks and additional risks described in other documents Optio files from time to time with the Securities and Exchange Commission, including the Annual Report of Form 10-K that Optio will file on or before May 1, 2007.

© Copyright 2007, Optio Software, Inc.  All Rights Reserved. Optio and QuickRecord are registered trademarks and Optio Design Center, Optio Document Server and QuickTablet are trademarks of Optio Software, Inc. Other companies and products mentioned in this document are the property of their respective owners.

OPTIO SOFTWARE, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Year Ended
	January 31,		January 31,
	2007	2006	2007	2006

Revenue:
License fees	$1,976	$3,125	$7,718	$9,958
Subscription fees	641	588	2,353	2,165
Services, maintenance, and other	4,856	4,533	18,606	17,498
	7,473	8,246	28,677	29,621

Cost of revenue:
License fees	288	225	678	769
Services, maintenance, and other	1,662	1,625	6,813	6,410
	1,950	1,850	7,491	7,179
	5,523	6,396	21,186	22,442

Operating expenses:
Sales and marketing	2,594	2,938	10,295	11,399
Research and development	1,436	1,194	5,518	5,099
General and administrative	1,609	1,367	5,403	4,368
Gain on reversal of impairment of M2 Note	—	—	(900)	—
Depreciation and amortization	266	228	916	861
	5,905	5,727	21,232	21,727
Income (loss) from operations	(382)	669	(46)	715

Other income (expense):
Interest income	104	84	431	269
Interest expense	(9)	—	(13)	(14)
Other	(1)	—	(4)	(15)
	94	84	414	240

Income (loss) before income taxes	(288)	753	368	955
Income tax expense	15	15	86	57
Net income (loss)	$(303)	$738	$282	$898

Net income (loss) per share - basic	$(0.01)	$0.03	$0.01	$0.04
Net income (loss) per share - diluted	$(0.01)	$0.03	$0.01	$0.04
Weighted average shares outstanding - basic	22,488,414	21,287,269	22,232,347	20,992,877
Weighted average shares outstanding - diluted	22,488,414	24,427,117	24,802,992	24,115,688

OPTIO SOFTWARE, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	January 31,	January 31,
	2007	2006

ASSETS

Current Assets:
Cash, cash equivalents and marketable securities	$11,948	$7,954
Accounts receivable, net	3,903	4,811
Notes receivable from M2	—	323
Other current assets	728	725
Total current assets	16,579	13,813

Property and equipment, net	2,714	613
Notes receivable	—	1,720
Goodwill and other intangible assets, net	3,552	3,461
Other assets	92	91

Total assets	$22,937	$19,698

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,088	$922
Other accrued liabilities	1,755	2,218
Deferred revenue	7,439	7,373
Current portion of accrued lease incentive liability	122	—
Current portion of debt and capital lease obligations	78	1
Total current liabilities	10,482	10,514

Long-term portion of debt and capital lease obligations	300	—
Long-term accrued expenses	103	63
Long-term accrued rent payable	526	—
Long-term portion of accrued lease incentive liability	806	—

Shareholders’ equity	10,720	9,121

Total liabilities and shareholders’ equity	$22,937	$19,698

Contact:

Laura Adams
Public Relations
Optio Software, Inc.
770-576-3582
ladams@optiosoftware.com